                                                                                                EXHIBIT 99.1

                                                                                           News Release

FOR IMMEDIATE RELEASE

                                                                             Contact:  Kevin Kelley, (626) 302-1033
                                                                                                 www.edisonnews.com

                     Edison Mission Energy and Edison International Announce Completion of the
                                    Sale of EME's Stake in Contact Energy Ltd.

         IRVINE, Calif. (USA), October 4, 2004 -- Edison Mission Energy (EME) and its parent Edison International
(NYSE: EIX) today announced that EME completed the sale of Universal Holdings to Origin Energy New Zealand
Limited.  The sale of Universal Holdings included the sale of EME's 51.2% ownership interest in Contact Energy
Ltd.  Contact Energy generates about 30% of New Zealand's electricity and is one of the largest retailers of natural gas and electricity in New Zealand.  Consideration from the sale of Universal Holdings was NZ$1,101 million (approximately US$739 million) in cash and NZ$535 million (approximately US$359 million) of assumed debt.  The cash proceeds, net of transaction costs and taxes related to the sale, will be used to repay a portion of the $800 million secured loan at Mission Energy Holdings International, Inc.

         The sale is the result of a previously announced process to sell EME's portfolio of international energy assets located in Europe, the Asia Pacific region and Puerto Rico.  The closing of the sale of the remainder of
EME's portfolio of international energy assets (other than Contact Energy Ltd.) to IPM Eagle, a joint venture between International Power plc and Mitsui & Co. Ltd., is expected to occur in the fourth quarter of 2004.

         Lehman Brothers and Credit Suisse First Boston acted as financial advisors to EME on the sale of its international assets.

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        Edison Mission Energy is a subsidiary of Rosemead, Calif.-based Edison International.  Other Edison
International companies include Edison Capital and Southern California Edison.